SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date earliest event reported): May 8, 2009

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices, Telephone Number, and IRS Employer Identification No.
000-53134	ENTERGY TEXAS, INC. (a Texas corporation) 350 Pine Street Beaumont, Texas 77701 Telephone: (409) 838-6631 61-1435798

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As discussed in "Management's Financial Discussion and Analysis - State and Local Regulation - Filings with the PUCT" in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, Entergy Texas, Inc. ("ETI") made a compliance filing with the Public Utility Commission of Texas ("PUCT") in January 2008 describing how 2007 rough production cost equalization receipts allocated to Entergy Gulf States, Inc. ("EGSI") under the Entergy System Agreement were reallocated between Entergy Gulf States Louisiana, L.L.C. ("EGSL") and ETI for the period immediately preceding EGSI's jurisdictional split effected December 31, 2007. A hearing was held at the end of July 2008, and in October 2008 the administrative law judge ("ALJ") issued a proposal for decision recommending an additional $18.6 million allocation to Texas retail customers. The PUCT adopted the ALJ's proposal for decision in December 2008. Because the PUCT allocation to Texas retail customers is inconsistent with the Louisiana Public Service Commission ("LPSC") allocation to Louisiana retail customers, the PUCT decision results in trapped costs between the Texas and Louisiana jurisdictions with no mechanism for recovery. The PUCT denied ETI's motion for rehearing and ETI commenced proceedings in both state and federal district courts seeking to reverse the PUCT's decision. On May 12, 2009, certain defendants, in their official capacities as Commissioners of the PUCT, filed a motion to dismiss ETI's pending complaint before the U.S. District Court for the Western District of Texas. ETI also filed with the Federal Energy Regulatory Commission ("FERC") a proposed amendment to the Entergy System Agreement bandwidth formula to specifically calculate the payments to EGSL and ETI of EGSI's rough production cost equalization receipts for 2007. On May 8, 2009, the FERC issued an order rejecting the proposed amendment, stating, among other things, that the FERC does not have jurisdiction over the allocation of an individual utility's receipts/payments among or between its retail jurisdictions and that this was a matter for the courts to review in the pending appeals noted above. ETI is reviewing the FERC's decision and is assessing its available options. However, given the current FERC order, ETI expects to record the effects of the PUCT's allocation of the additional $18.6 million to retail customers in the second quarter of 2009. On an after tax basis, the charge to earnings is expected to be approximately $13.0 million (inclusive of interest).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Texas, Inc.

By: /s/ Theodore H. Bunting, Jr.

Theodore H. Bunting, Jr.
Senior Vice President and
Chief Accounting Officer

Dated: May 14, 2009